Exhibit 10.30

SEVERANCE AGREEMENT

THIS AGREEMENT made the lst day of January, 2011, by and between ANCHORBANK FSB, a depository financial institution chartered under the laws of Wisconsin, with its principal office in Madison, Wisconsin (hereinafter referred to as the “Company”), and Donald Bertucci, Executive Vice President – Retail Lending Group have returned a signed copy of this Agreement evidencing their acceptance of the terms and conditions provided herein (hereinafter referred to as the “Executive Vice President” or “Employee”).

WHEREAS, the Employee is presently an officer of the Company whose extensive background and experience in the financial service industry and job performance at the Company have substantially benefitted the Company and whose continued employment will continue to benefit it in the future; and

WHEREAS, the Company desires to be ensured of the Employee’s continued active participation in the business of the Company and its Board of Directors has approved and authorized entry into this Agreement with Employee; and

WHEREAS, in order to induce Employee to remain in the employ of the Company and in consideration of Employee’s continued employment, the Company desires to establish certain severance benefits which, consistent with the requirements of 12 C.F.R. §359.4(a)(3) if applicable following the change in control, shall become payable to Employee in the event of termination of employment with the Company following a change in control under the circumstances specified herein;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Cause. Termination by the Employer of the Employee’s employment for “Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b) Change in Control. “Change in Control” shall mean a change in control with respect to the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor thereto; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “person” (as such term is used in

Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the beginning of the period.

(c) Code. Code means the Internal Revenue Code of 1986, as amended.

(d) Corporate Position. Corporate Position means the position occupied by the Employee immediately prior to any Change in Control.

(e) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated for Cause, the date specified on which the Notice of Termination, or (ii) if the Employee’s employment is terminated for any other reason, the date on which Notice of Termination is given or the date specified in such Notice.

(f) Disability. Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Employee for disability benefits under any applicable long-term disability plan maintained by Company or any subsidiary or, if no such plan applies, which would qualify the Employee for disability benefits under the Federal Social Security System.

(g) Eligible Employee. Eligible Employee shall mean any Employee designated by the Board of Directors on Attachment A hereto who has indicated acceptance of the terms and conditions provided herein by returning an executed copy of this Agreement to the Company.

(h) Good Reason. Termination of employment by the Employee for “Good Reason” shall mean termination by the Employee within eighteen (18) months following a Change in Control if:

(i)	Without the Employee’s express written consent, the Company assigns any duties which are materially inconsistent with Employee’s position, duties, responsibilities and status with the Company immediately prior to the Change in Control, or materially changes the Employee’s reporting responsibilities, titles or offices as in effect immediately prior to such Change in Control, or removes the Employee from or fails to re-elect or reappoint the Employee to all or any portion of his Corporate Position, except in connection with a termination of Employee’s employment for Cause, Disability, Retirement or death; or

(ii)	Without the Employee’s express written consent, the Company reduces Employee’s Base Salary as in effect as of the date of this Agreement (or as subsequently increased) after the date of any Change in Control; or

(iii)	The principal office of the Company to which Employee is assigned and from which he or she is expected to perform their principal employment duties is relocated to more than ninety (90) miles from the office location to which Employee is currently assigned; or

(iv)	Without Employee’s express written consent, the Company fails or refuses to continue Employee’s participation in such bonus, incentive compensation, and/or stock incentive programs as were in effect immediately prior to the Change in Control or, if applicable, as are subsequently in effect for the senior Employees of any acquiring company effecting such Change in Control; or

(v)	Without Employee’s express written consent, Company fails to provide the Employee with substantially the same fringe benefits (“Fringe Benefits”) when taken as a whole as were provided to Employee (1) as of the date of this Agreement (or if subsequently modified as in effect immediately prior to any Change in Control). That is, although certain individual benefits, such as vacation, may be reduced, the value of the Fringe Benefits to be provided must be substantially comparable to the prior Fringe Benefits taken as a whole; or

(vi)	Any purported termination of the Employee’s employment which is not effected in accordance with the notice requirements applicable under this Agreement; or

(vii)	The failure by the Company to obtain the assumption of, or an agreement to perform, this Agreement by any successor as contemplated in Section 6 hereof.

(i) IRS. IRS shall mean the Internal Revenue Service

(j) Notice of Termination. Any purported termination by the Company for Cause, whether for Disability, Retirement or other reason, or by the Employee for Good Reason, shall be communicated by written “Notice of Termination” to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the basis for termination, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide such basis for termination and, if applicable, any provision of this Agreement relied upon, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such notice of Termination is given (except in the case of termination for Cause, which may be immediate), and (iv) is given in the manner specified in Section 11(a) hereof.

(k) Retirement. Termination by the Company of the Employee’s employment based on “Retirement” shall mean voluntary termination by the Employee in accordance with the Company’s retirement policies, including early retirement, generally applicable to their salaried employees or in accordance with any retirement arrangement established with Employee’s consent.

2. Benefits Upon Termination. If Employee’s employment is terminated by the Company following a Change in Control other than for Cause, Disability or Retirement, or by the Employee for Good Reason after a Change in Control, and if Employee is designated as an Eligible Employee on Attachment A hereto and has accepted this Agreement, then:

(a) Compensation: The Company shall pay to the Eligible Employee in lieu of any further salary payments, Severance Payments for the Severance Period determined below, beginning as of the first normal pay date of the Company following Employee’s Date of Termination. The monthly rate of Severance Pay shall be the average monthly Base Salary received by the Employee based on his highest rate of Base Salary within the three (3) years preceding Employee’s Date of Termination.

(b) Severance Period. The Severance Period shall be twelve (12) months for an Eligible Employee whose combined age and years of service with Company equal at least sixty-five (65) or six (6) months for an Eligible Employee whose combined age and years of service with Company does not equal sixty-five (65) years. The Company may, in its sole discretion, pay the Employee the applicable severance payments in a lump sum within thirty (30) days from the Employee’s Date of Termination.

(c) Fringe Benefits: Company shall during the applicable Severance Period as described in sub (b) above, allow Employee to continue participation in all group insurance, life insurance, health and accident, disability and other employee benefits plans, programs and arrangements in which Employee participated immediately prior to the Date of Termination (together the Fringe Benefits) upon election by the Employee to continue such coverages and to continue to pay towards such coverages the same amount as paid by Employee prior to Termination (but excluding from available coverages all retirement and deferred compensation plans, individual insurance policies or bonus, incentive or stock compensation plans of the Company); provided, however, that if the Employees’ total Severance Pay plus the amounts paid by the Company towards the cost of any such elected Fringe Benefit coverage would exceed twelve (12) times the monthly rate of Severance Pay, Employee may elect to forego continuation of the Fringe Benefits or to reduce monthly Severance Payments by the amount necessary to keep the total of Severance Pay plus the cost to the Company of Fringe Benefits provided equal to the twelve (12) month Severance Pay amount. The period for which Fringe Benefit coverage is provided under this sub(b) shall be in addition to any period of coverage available to the employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); further provided that payment or contribution by the Company of or towards Fringe Benefit costs shall be available only if the Employee has not obtained within the Severance Pay period employment by another employer which provides Employee with benefits substantially equivalent to the Fringe Benefits described in this subparagraph (c) and at a cost comparable to that paid by the Employee while employed at the Company. If Employee is provided with Fringe Benefits that are substantially similar to those described in this subparagraph (c) by another employer, Employee must accept such benefits as provided and Employee’s receipt of Company Fringe Benefits shall end; provided that the Company agrees to pay the Employee the difference between the cost to the Company of the Fringe Benefits that were previously provided to Employee and what Employee becomes obligated to pay for the new employer’s benefits to the extent such payments plus Severance Pay do not exceed twelve (12) times the monthly rate of Severance Pay.

3. EESA/ARRA. The Agreement is intended to comply with rules and regulations pertaining to Employee compensation under the Emergency Economic Stabilization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (the ARRA), any amendments thereto and regulations which may have impact on the Agreement. Effective during the period in which any obligation of the Company arising from financial assistance provided under the United States Treasury’s Troubled Assets Relief Program (TARP) remains outstanding (but not including any period during which the Federal Government only holds warrants to purchase common stock of the Company), such that the Company is subject to Section 111 of EESA (the “TARP Participation Period”), Company shall not, and shall not be obligated to, pay or accrue any bonus, retention award or incentive compensation or make any payment for Employee’s departure from the Company for any reason (except for payments for services performed or benefits accrued) to or for Employee to the extent prohibited by Section 111 of EESA. If in the opinion of tax or regulatory counsel selected by Company and acceptable to Employee, it is necessary to limit or reduce Employee’s compensation pursuant to this Section 8(iii), the Company shall take all reasonable steps to restructure this Agreement and Employee’s compensation and benefits in a manner intended to fully compensate the Employee according to the original provisions of this Agreement. This restructuring may include (a) delaying payments during the TARP Participation Period to a time when the Company is no longer subject to Section 111 of EESA, or (b) implementing payments or programs not originally contemplated by the parties. If in the opinion of such counsel there are payments or amounts not capable of restructuring, such amounts or payments shall be deemed waived by Employee; provided, however, that if Employee does not agree with such opinion (A) Company shall pay to the Employee the maximum amount of payments and benefits, which such opinion indicates that there is a high probability do not result in any such payment and benefits being in violation of EESA, and (B) Company may request, and Employee shall have the right to demand the Company request, a ruling from the IRS or other applicable regulatory authority as to whether the disputed payments have such consequences. Any such request for a ruling shall be promptly prepared and filed by the Company, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Employee’s approval prior to filing, which shall not be unreasonably withheld. Company and Employee agree to be bound by any ruling received and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

In the event that the Company ceases to be subject to ARRA and/or Section 111 of EESA for any reason any limitations on amounts or payments to Employee imposed by this Section 8(iii) shall cease to be effective. The parties to this Agreement recognize that final regulations under AARA and EESA which may affect the amounts that may be paid under this Agreement and agree that, upon issuance of any such final regulations this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall be unreasonably withheld.

4. Mitigation: Exclusivity of Benefits.

(a) The Employee shall not be required to mitigate the amount of any benefits hereunder by seeking or accepting other employment nor shall the amount of any such benefits be reduced by any compensation earned by the Employee as a result of employment after the Date of Termination (except with respect to Fringe Benefits as otherwise provided in 2 (c)).

(b) The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to Employee upon a termination of employment with the Company pursuant to employee benefit, bonus, deferred compensation, or any other plans of the Company.

5. Withholding. All payments required to be made by the Company hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. Company shall be entitled to rely on an opinion on counsel if any question as to the amount or requirement of any such withholding shall arise.

6. No Complaints. Employee represents that he/she has not filed any complaints or charges or lawsuits against the Company with any governmental agencies or any court regarding any circumstances concerning his/her employment.

7. Return of Company Property. Employee represents that he/she has returned, or will immediately return, to the Company all Company property.

8. Waiver and Release. As a material inducement to the Company to enter into this Agreement and as a condition of receiving the benefits contained in paragraph 2, Employee agrees to sign a formal WAIVER AND RELEASE OF CLAIMS (the “Release”) at the time of termination, and as a condition to receipt of the benefits provided pursuant to this Agreement. Such Release shall irrevocably and unconditionally release forever the Company and its Affiliates, their stockholders, successors, assigns, agents, directors, officers, employees, and all persons acting by, through, under, or in concert with, any of them, from all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature, known or unknown, suspected or unsuspected, included but not limited to, rights under federal, state, or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company’s right to terminate its employees, that the Employee now has or claims to have, or which Employee at any time period before had or claimed to have had, or which Employee at any time hereinafter may have as a result of Employee’s employment with the Company, or claims to have, against any of the Releases, including, without limitation by specification, any claims arising under the Wisconsin Fair Employment Act; the Age Discrimination in Employment Act of 1967, as amended (ADEA); the Older Workers Benefit Protection Act of 1990; non vested rights under Employee Retirement Income Security Act of 1974, as amended (ERISA), the Omnibus Budget Reconciliation Act of 1987 (OBRA); Title VII of the Civil Rights Act of 1964, as amended, the American With Disabilities Act (ADA), or any other federal, state, or local laws, regulations or ordinance or common law dealing with and relating to Employee’s employment and termination.

9. No Other Agreement. The Employee represents and acknowledges that in executing this Agreement he/she does not rely, and has not relied, upon any representation or statement not set forth in this Agreement made by the Company or any of the Releases with regard to the subject matter, basis, or effect of this Agreement or otherwise.

10. No Other Agreement. It is specifically agreed that in the event of any pending or future legal proceeding, this Separation Agreement and General Release shall serve as a full and complete defense to any such proceeding.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Bank:	AnchorBank, FSB
25 West Main Street
Madison, Wisconsin 53703

If to the Employee:

12. Term and Scope of Agreement. (a) This Agreement shall terminate on the one (1) year anniversary of the date first above written; provided that on or prior to the first anniversary of said date and on or prior to each anniversary thereafter, the Board of Directors of the

Company shall consider extension of this Agreement, which shall be extended in the absence of Board action to the contrary. The Board shall also consider the individuals to be named as Eligible Employees on Exhibit A hereto and may include additional Employees, or exclude Employees previously included; provided that if a previously included Employee is excluded from Exhibit A, or if the Board shall terminate the Agreement, it must provide written notice of exclusion or termination to the affected Employees within ninety (90) days of the anniversary of this Agreement on which such exclusion or termination became effective. Inclusion as an Eligible Employee on Exhibit A during any given term of this Agreement shall not entitle any Employee to future inclusion, with inclusion to be determined annually by the Board. Notwithstanding anything to the contrary contained herein, this Agreement shall be automatically extended for an additional eighteen (18) months following the effective date of any Change in Control.

(b) This Agreement shall apply only with respect to terminations of employment following a Change in Control and shall have no effect with respect to any termination of employment other than following a Change in Control.

13. Miscellaneous. (a) No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and signed by Employee and such officers of the Company as may be specifically designated by their Boards. No waiver by either party hereto at any time of any breach by the other party with respect to any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

(b) Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement (or to recover damages for breach of it), the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which together will constitute one and the same instrument.

(e) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretations of any provision of this Agreement.

(f) Effective Date. The effective date of this Agreement shall be the date indicated in the first section hereof, notwithstanding the actual date of execution by any party.

14. Assignability. The Company may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Company may hereafter merge or consolidate or to which either of the Company may transfer all or substantially all of their respective assets; provided that in any such case said corporation, bank or other entity shall expressly in writing (i) assume all obligation of the Company hereunder as fully as if it had been originally made a party hereto, or (ii) acknowledge in writing that all obligations hereunder remain in full force and effect between Employee and said corporation, bank or other entity by operation of laws, and; further provided that Company may not otherwise assign this Agreement or its rights hereunder and that the Employee may not assign or transfer this Agreement or any of his rights or obligations hereunder.

15. Regulatory Actions. (a) The following provisions shall be applicable to the parties only to the extent that they are deemed to be required to be included in severance agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and under such circumstances shall be deemed to be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 2 hereof.

(i)	If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’ affairs by a notice served under Section 8(e) (3), or Section 8(g) (1), of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e) (3) and (g) (1)], the Company’ obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (i) pay Employee all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

(ii)	If Employee is removed and/or permanently prohibited from participating in the conduct of the Company’ affairs by an order issued under Section 8(e) (4) or Section 8(g) (1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e) (4) and (g) (1)], the obligations of the Company under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(iii)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Employee.

(iv)	All obligations under the Agreement shall be terminated, except to the extent determined the continuation of the contract is necessary for the Company’ continued operations (i) by the Director of the OTS, or his or her designee at the time the FDIC or Resolution Trust Corporation (“RTC”) enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the OTS, or his or her designed, at the time it approves a supervisory merger to resolve problems related to operation of the Company or when the Company are determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(v)	In the event that 12 C.F.R. § 563.39, or any successor regulation, is repealed, this Section 5(v) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. § 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Employee requests that the Agreement be so revised.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Company remains subject to 12 C.F.R. § 359.4 at the time of a payment resulting from a Change in Control covered by this Agreement no payment or continuation of benefits of any kind shall be made under this Agreement:

(i)	Except upon receipt of prior approval therefore from the Office of Thrift Supervision or any successor regulatory agency with supervisory responsibility for the Company, or

(ii)	If the Change in Control otherwise triggering applicability of this Agreement is the result of (A) an assisted transaction as described at Section 13 of the Act (12 U.S.C. 18234), or (B) the Company being placed into conservatorship or receivership.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Employee:	ANCHORBANK, FSB

By:
Donald Bertucci, Executive Vice President		Chris Bauer
Retail Lending Group		Chief Executive Officer

Attest:

By:
Mark Timmerman
Corporate Secretary